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                                                                  Exhibit (d)(2)

                          IBJ  BLENDED TOTAL RETURN FUND
                              IBJ  CORE EQUITY FUND
                           IBJ  CORE FIXED INCOME FUND
                       Each A SERIES OF  IBJ  FUNDS TRUST


                                               January 28, 2000


IBJ  Whitehall Bank & Trust Company
One State Street
New York, New York 10004


                    INVESTMENT ADVISORY CONTRACT SUPPLEMENT


Dear Sirs or Madams:

        This will confirm the agreement between IBJ Funds Trust (the "Trust") and IBJ Whitehall Bank & Trust Company (the "Adviser") as follows:

         IBJ Blended Total Return Fund, IBJ Core Equity Fund and IBJ Core Fixed Income Fund (each a "Fund" and collectively, "the Funds") are series portfolios of the Trust which has been organized as a business trust under the laws of the State of Delaware and is an open-end management investment company. The Trust and the Adviser have entered into a Master Investment Advisory Contract, dated November 18, 1994 (as from time to time amended and supplemented, the "Master Advisory Contract"), pursuant to which the Adviser has undertaken to provide or make provision for the Trust for certain investment advisory and management services identified therein and to provide certain other services, as more fully set forth therein. Certain capitalized terms used without definition in this Investment Advisory Contract Supplement have the meaning specified in the Master Advisory Contract.

        The Trust agrees with the Adviser as follows:

        1. ADOPTION OF MASTER ADVISORY CONTRACT. The Master Advisory Contract is hereby adopted for the Funds. Each Fund shall be one of the "Funds" referred to in the Master Advisory Contract; and its shares shall be a "Series" of shares as referred to therein.

        2.  PAYMENT OF FEES. For all services to be rendered, facilities

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furnished and expenses paid or assumed by the Adviser as provided in the Master
Advisory Contract and herein, each Fund shall pay a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of each Fund during the preceding month, at the annual rate of 0.85%, 0.85% and 0.65% for the IBJ Blended Total Return Fund, IBJ Core Equity Fund and IBJ Core Fixed Income Fund, respectively.

        If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                                       Very truly yours,
                                       IBJ BLENDED TOTAL RETURN FUND
                                       IBJ CORE EQUITY FUND
                                       IBJ CORE FIXED INCOME FUND,
                                       each a Series of  IBJ  Funds Trust


                                       By:______________________________
                                       Title:

The foregoing Contract
is hereby agreed to as of
the date hereof:

IBJ  WHITEHALL BANK & TRUST COMPANY


By:___________________________
Title: